Exhibit 2.10
                                                                    ------------

B543092.1
                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE SOUTHERN DISTRICT OF FLORIDA

                           Case No. 98-8030-CIV-HURLEY




LEONARD ROSENBLUM, J/B INVESTMENT PARTNERS, SMALL and REBECCA BARMACK, PARTNERS, BARBARA HALL, HENRY R. GRAHAM, ANNE R. GRAHAM, MARGO CORTELL, PATRICK M. RHODES, BERNICE M. HUELS, GARRETT N. VOIGHT, CLAIRE E. FULCHER, MARCELLA LEVY, RICHARD HODGSON, CITY PARTNERSHIPS, HELMAN PARSONS AND CLEVA PARSONS, on behalf of themselves and all others similarly situated and derivatively on behalf of the Nominal Defendants,

     Plaintiffs,

v.

EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, EQUIS CORPORATION, a Massachusetts Corporation, GDE ACQUISITION LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AFG LEASING INCORPORATED, a Massachusetts Corporation, AFG LEASING IV INCORPORATED, a Massachusetts Corporation, AFG LEASING VI INCORPORATED, a Massachusetts Corporation, AFG AIRCRAFT MANAGEMENT CORPORATION, a Massachusetts Corporation, AFG ASIT CORPORATION, a Massachusetts Corporation, AF/AIP PROGRAMS LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, GARY D. ENGLE and GEOFFREY A. MACDONALD,

     Defendants,

AIRFUND I INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AIRFUND II INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 4 LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  5  LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  6  LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  7  LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  8  LIMITED PARTNERSHIP, a Massachusetts
Limited Partnership, AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership,
AMERICAN INCOME PARTNERS IV-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-B, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-C, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-D, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-E, a Massachusetts Limited Partnership, AFG INVESTMENT TRUST A, a Delaware business trust, AFG INVESTMENT TRUST B, a Delaware business trust, AFG INVESTMENT TRUST C, a Delaware business trust, and AFG INVESTMENT TRUST D, a Delaware business trust,

     Nominal  Defendants.

                      MEMORANDUM IN SUPPORT OF JOINT MOTION
                            FOR PRELIMINARY APPROVAL
                      OF REVISED STIPULATION OF SETTLEMENT

                                I.  INTRODUCTION
                                    ------------
     Plaintiffs ("Plaintiffs" or "Class Counsel") and Defendants submit this Joint Memorandum in support of their Joint Motion for preliminary approval of the Revised Stipulation of Settlement dated January 29, 2002.
                                 II.  BACKGROUND
                                      ----------
     A.     THE  ACTION
     On January 15, 1998, the Plaintiffs commenced this action by filing a Derivative and Class Action Complaint (the "Complaint"). The Plaintiffs are owners of Units and/or Interests in one or more of the twenty-eight investment programs managed and controlled by affiliates of defendant Equis Financial Group Limited Partnership, as successor-in-interest to American Finance Group ("Equis"). The Plaintiffs asserted claims derivatively on behalf of all of the investment programs named as Nominal Defendants in the Action -- twenty-four
(24) limited partnerships and four (4) investment trusts -- and directly on behalf of a proposed class of persons who owned Units or Interests of the Nominal Defendants.

On August 20, 1998, the Court preliminarily approved a Stipulation of Settlement and conditionally certified a Settlement Class consisting of three sub-classes. The three sub-classes include: (a) the "RSL Sub-Class"; (b) the "Operating Partnership Sub-Class"; and (c) the "Trust Sub-Class." In addition, the Court conditionally certified the Operating Partnership Sub-Class as a settlement class under Fed. R. Civ. P. 23(b)(2). The parties signed an Amended Stipulation of Settlement on March 15, 1999. The Stipulation was amended to permit the settlement to go forward of all claims in the Action other than those asserted on behalf of the eleven (11) operating partnerships (the "Operating Partnerships") while the United States Securities and Exchange Commission ("SEC") completed its review of the consent solicitation statement to be used to obtain approval of the Exchange Transaction. After a final fairness hearing, the Court entered a final order and judgment on May 26, 1999, approving the settlement with respect to the RSL and Trust Sub-Classes, and those settlement proceeds have been distributed to the Class Members.

The remaining allegations of the Complaint relate solely to the Operating Partnerships. Plaintiffs, on behalf of the Operating Partnerships and owners of Units in such Partnerships, asserted claims arising out of acts, errors, omissions, practices, and course of conduct allegedly engaged in by the Defendants in connection with the operation and management of the Nominal Defendants, including, but not limited to, common law fraud, breach of contract, breach of fiduciary duties, and violations of the Partnership Agreements that govern each of the Nominal Defendants (the "Governing Agreements"), and sought, among other things, compensatory and punitive damages and various forms of injunctive relief, including the liquidation of the Operating Partnerships.
Plaintiffs alleged that the Defendants engaged in a common plan and scheme in which they, among other things, breached their fiduciary duties of loyalty, good faith and due diligence by (a) misappropriating assets of the Nominal Defendants by causing them to, inter alia, sell or exchange assets for inadequate consideration, enter into unnecessary and wasteful transactions, and pay fees and reimbursements of expenses to the Defendants and their affiliates in amounts that greatly exceeded the value of the services provided and/or the amounts permitted to be paid under the respective Governing Agreements, (b) failing to explore and/or pursue transactions designed to provide liquidity for, and/or maximize the value of, the Units and Interests, such as the sale of the various assets and/or the liquidation of the Partnerships, and (c) usurping business opportunities that belonged to the Operating Partnerships and the profits derived there from.

     B.     PROCEDURAL  HISTORY
     On July 16, 1998, following months of rigorous arm's-length negotiations, the Parties entered into a Stipulation of Settlement (the "Settlement"). The Settlement terms included, among other things, a proposed transaction whereby the eleven Operating Partnerships' Units would be exchanged for the common stock of a new publicly-traded corporation (the "Exchange Transaction") that would be formed to acquire the Operating Partnerships' assets and to engage in financial services ("Newco"). On August 20, 1998, the Court preliminarily approved the Stipulation of Settlement, conditionally certified the Settlement Class, and three sub-classes described above, and provided for Notice of, and Hearing on, the proposed Settlement. Shortly thereafter, the Defendants prepared a consent solicitation statement to obtain approval of the proposed Exchange Transaction and filed the statement for review by the SEC.

After encountering numerous delays in the SEC review process, the parties entered into an Amended Stipulation of Settlement dated March 15, 1999 (the "Amended Stipulation"). On March 22, 1999, after a hearing, the Court entered an order modifying the preliminary approval order and bifurcated the settlement process into two phases. In the first phase, the Court approved the settlement with respect to the claims brought by the so-called RSL and Trust Sub-Classes. In the second phase, the parties seek the Court's final approval of the settlement with respect to the claims brought by the Operating Partnership Sub-Class. Because of delays caused by the SEC's review process, the parties also requested the Court's permission to allow the Operating Partnerships to reinvest a certain portion of the money (40% of the total aggregate net asset value of the Partnerships) they received from the leases and sales of equipment ("New Investments"). As the parties informed the Court, they believed that the inability to reinvest cash during the SEC's review process would likely cause the Operating Partnerships to lose business opportunities that could be available to the new public company. Accordingly, the Court's March 22, 1999 Order also permitted the Operating Partnerships to make certain New Investments on two conditions. First, in the event that an Operating Partnership acquired New Investments and was not a party to the exchange, Newco would acquire all such New Investments from such Non-Participating Partnership for an amount equal to the Non-Participating Partnership's net equity investment in such New Investments plus an annualized return thereon of 7.5%. Second, in the event that a Partnership acquired New Investments and the exchange was not consummated, the General Partners were required to (i) use their best efforts to divest all such New Investments in an orderly and timely fashion, and (ii) cancel or return to each Partnership any accumulated or deferred fees on New Investments.

Thereafter, a Second Amended Stipulation of Settlement (the "Second Amended Stipulation") was signed by the parties on February 24, 2000. These amendments were necessary because the financial values upon which the allocations of Newco shares were based had become outdated during the lengthy SEC review process. Specifically, the updated valuations and allocations resulted, among other things, in Equis receiving a substantially reduced allocation of Newco shares (from 22.335% to 14.72%).

C.     REVISED  SETTLEMENT  STIPULATION
Thereafter, the SEC review extended over many months with the parties unable to resolve certain issues to the staff's satisfaction. The Defendants determined that the additional expense and time necessary to resolve those issues and complete the Exchange Transaction would be excessive. Accordingly, the Defendants and Class Counsel have negotiated a Revised Stipulation of Settlement ("Revised Stipulation") which, among other things, requires the Defendants to pursue the sale of all remaining assets and the liquidation of the Operating Partnerships and eliminates the proposed Exchange Transaction and the need to disseminate a consent solicitation statement.

     Plaintiffs and Class Counsel have conducted a comprehensive investigation of the facts and of the applicable law. Based on such investigation, Plaintiffs and Class Counsel have concluded that the proposed Settlement of the action on the terms and conditions of the Revised Stipulation is fair, reasonable, and adequate and is in the best interests of the Operating Partnership Sub-Class, having taken into account the risks and difficulties involved in attempting to establish a right of recovery on behalf of the Class against the Defendants, the expense and length of time necessary to continue the litigation through trial and the appeals that would inevitably follow, and the uncertainty inherent in any complex litigation. The proposed Settlement of the action is the product of extensive, good faith, and arm's-length negotiations between Class Counsel and counsel for the Defendants. As described below, the proposed Settlement consists principally of three parts: (i) a minimum $15 million cash distribution to the Operating Partnership Sub-Class members; (ii) an orderly liquidation and sale of the remaining assets and dissolution of the Operating Partnerships; and (iii) the Defendants' purchase of the Echelon Notes for a price equal to their aggregate outstanding $32 million principal amount plus an annualized return of 7.5% simple interest.

Accordingly, for the reasons set forth more fully below, the parties request that the Court rule that the proposed Settlement is preliminarily approved as being within the range of reasonableness, such that notice thereof should be given to all members of the Operating Partnership Sub-Class.

                          III.  THE PROPOSED SETTLEMENT
                                -----------------------
A.     CONSIDERATION  TO  THE  OPERATING  PARTNERSHIP  SUB-CLASS.
       ---------------------------------------------------------

     If the Settlement is approved by the Court, the Operating Partnership Sub-Class Members will receive the following monetary and therapeutic benefits:

     1.     LIQUIDATION OF ASSETS AND DISSOLUTION OF THE OPERATING PARTNERSHIPS.
            -------------------------------------------------------------------

The Defendants have agreed to dissolve each of the Operating Partnerships and liquidate their remaining assets on or before thirty (30) days following the first date on which the Final Judgment and Order entered by the Court becomes final, binding and non-appealable (the "Effective Date"). Upon dissolution, the General Partners shall (a) cause the cancellation of each Operating Partnership's Certificate of Limited Partnership; (b) apply and distribute all cash and proceeds in accordance with the provisions set forth in their respective Limited Partnership Agreements, after reserving cash amounts for any contingent or existing sales, use and property tax or other types of liabilities that are reasonably estimated for each such Operating Partnership; and (c) liquidate each of the Operating Partnership's assets. All cash other than the cash reserves referred to in (ii) above and any assets that could not be sold for cash prior to dissolution shall be placed in a Liquidating Trust for the benefit of the Operating Partnership Sub-Class to be established upon the dissolution of the Operating Partnerships with an independent, nationally-recognized financial institution as its trustee. All of the net proceeds from the sale of assets of the Liquidating Trust and cash, less reserves for any contingent liabilities, shall be distributed to the beneficiaries of the Liquidating Trust no later than December 31, 2003.

     2.     CASH  DISTRIBUTION TO OPERATING PARTNERSHIP SUB-CLASS.  On or before
            -----------------------------------------------------
thirty (30) days following the Effective Date, the Defendants have agreed to collectively pay on a pro rata basis a minimum aggregate amount of $15 million (less any cash distributions made prior to that date), as is set forth in the Schedule below:


                SCHEDULE OF MINIMUM $15 MILLION CASH DISTRIBUTION


                                                                  Minimum
Operating Partnership                                          Distribution
                                                               $  15,000,000
-------------------------------------------------------------  -------------

American Income Partners V-A Limited Partnership               $     158,000
American Income Partners V-B Limited Partnership                   2,216,000
American Income Partners V-C Limited Partnership                     821,000
American Income Partners V-D Limited Partnership                     692,000
American Income Fund 1-A, a Massachusetts Limited Partnership        304,000
American Income Fund 1-B, a Massachusetts Limited Partnership        282,000
American Income Fund 1-C, a Massachusetts Limited Partnership      1,601,000
American Income Fund 1-D, a Massachusetts Limited Partnership      1,661,000
American Income Fund 1-E, a Massachusetts Limited Partnership      1,819,000
AIRFUND International Limited Partnership                          1,996,000
AIRFUND II International Limited Partnership                       3,450,000

     Total                                                     $  15,000,000


     3.     SALE  OF  EQUIPMENT  ASSETS.  The  Defendants  have agreed to market
            ---------------------------
immediately the Equipment of the Operating Partnerships, and will endeavor to sell all such Equipment on or before the Effective Date. Any Equipment not sold by the Effective Date shall be placed in the Liquidating Trust, and the proceeds from the sale of such Equipment by the Liquidating Trustee will be distributed to the former General Partners and Limited Partners of the Operating Partnerships.

     4.     SALE  OF THE SEMELE NOTES AND GUARANTEED PAYMENT OF 30% OF AGGREGATE
            --------------------------------------------------------------------
PRINCIPAL  PLUS ACCRUED INTEREST.  The Defendants have agreed to actively pursue
--------------------------------
the sale or repayment of the Semele Notes in the ordinary course before the Effective Date; provided, however, any such repayment or sale prior to that date shall be at face value plus accrued interest. The Semele Notes' original maturity of April 30, 2000 was extended to April 30, 2003. The Defendants also agree that if five (5) days before the Effective Date at least 30% of the aggregate principal amount of the Semele Notes and the related accrued interest has not been paid on the Semele Notes, the Defendants shall cause Semele Group, Inc. or a related party to purchase such additional aggregate principal amount of the Semele Notes at face value plus accrued interest as is necessary to reduce the aggregate initial principal amount of the Semele Notes by 30%. The balance of the Semele Notes not purchased shall be placed in the Liquidating Trust and the Liquidating Trustee will sell such Notes in an orderly fashion with the objective of maximizing the sale price. The proceeds from the sale of the Semele Notes will be distributed by the Liquidating Trustee to the former partners of the five Operating Partnerships on a pro rata basis.

     5.     SALE  OF  THE  SEMELE GROUP, INC. STOCK AND GUARANTEED RECEIPT OF AT
            --------------------------------------------------------------------
LEAST $5.00 PER SHARE. The Semele Group, Inc. stock ("Semele Stock") will be placed in the Liquidating Trust and be sold by the Liquidating Trustee on or after June 30, 2003 in an orderly fashion over the next sixty (60) days with the objective of maximizing the sale price of such shares. If the average sale price for the Semele Stock is less than $5.00 per share at June 30, 2003, Equis shall pay to the Liquidating Trust the difference between $5.00 per share and the average sale price realized from the sale of the Semele Stock. The proceeds will thereafter be distributed on a pro rata basis to the former partners of the five Operating Partnerships.

6.     SALE  OF  THE  ECHELON  NOTES.  The Court's March 22, 1999 Order provides
       -----------------------------
that the Operating Partnerships may collectively invest up to $32 million of the total aggregate net asset values of all the Operating Partnerships, in any investment, including, but not limited to additional equipment and other business activities, that the General Partners and Equis reasonably believe to be consistent with the operating objectives and business interests of Newco in connection with the Exchange Transaction discussed above (the "New Investments"), subject to certain limitations. Among other things, the Court's Order provides that (a) in the event that an Operating Partnership has acquired New Investments and is not a party to the Exchange Transaction, Newco shall acquire all such New Investments from such Non-Participating Partnership for an amount equal to the Non-Participating Partnership's net equity investment in such New Investments plus an annualized return thereon of 7.5%; and (b) in the event that a Partnership has acquired New Investments and the Exchange Transaction is not consummated, the General Partners shall (i) use their best efforts to divest all such New Investments in an orderly and timely fashion, and
(ii) cancel or return to each Partnership any accumulated or deferred fees on New Investments.

     Pursuant to the Court's Order authorizing New Investments in anticipation of the Exchange Transaction, on March 8, 2000, the Operating Partnerships made a loan aggregating $32 million (the "Loan") to Echelon Residential Holdings LLC (the "Borrower"), a newly formed entity. The proceeds of the Loan were contributed by the Borrower to its wholly-owned subsidiary, Echelon Residential LLC ("Residential"), which purchased ten real estate development properties from Echelon International Corporation, an independent seller. The proceeds of the Loan were contributed by the Borrower to Residential and used with funds from other investors to acquire the properties and to provide working capital. The properties consisted of eight parcels of land either under construction or development as multi-family housing and interests in two joint ventures, each of which holds a parcel of land under construction as multi-family housing.

The Loan is evidenced by Promissory Notes from the Borrower in favor of each of the Operating Partnerships payable in the principal amounts listed by Partnership in the table below. The Promissory Notes are due to mature on September 8, 2002 (the "Maturity Date"). Interest on the Loan is at a rate of 14% per annum for the first 24 months and increases to 18% for the remaining six months of the 30-month term. Interest on the unpaid balance accrues and compounds on a monthly basis but is not due and payable until maturity on September 8, 2002. The Promissory Notes may be prepaid, in whole or in part, at any time, without premium or penalty. In the event of default, the Partnerships may declare the Promissory Notes to be immediately due and payable.

The principal amount of the Promissory Notes for each of the Operating Partnerships is set forth below:


                                                               Principal Amount of
Operating Partnership                                          Promissory Notes
-------------------------------------------------------------  --------------------

American Income Partners V-A Limited Partnership               $          2,160,000
American Income Partners V-B Limited Partnership                          5,700,000
American Income Partners V-C Limited Partnership                          2,390,000
American Income Partners V-D Limited Partnership                          2,730,000
American Income Fund 1-A, a Massachusetts Limited Partnership             1,650,000
American Income Fund 1-B, a Massachusetts Limited Partnership             1,310,000
American Income Fund 1-C, a Massachusetts Limited Partnership             2,780,000
American Income Fund 1-D, a Massachusetts Limited Partnership             3,050,000
American Income Fund 1-E, a Massachusetts Limited Partnership             4,790,000
AIRFUND International Limited Partnership                                 1,800,000
AIRFUND II International Limited Partnership                              3,640,000
                                                               --------------------

                            Total                              $         32,000,000
                                                               ====================


     The payment of the Promissory Notes by the Borrower to the Operating Partnerships is secured by a Pledge Agreement pursuant to which the Borrower, as pledgor, granted a security interest to American Income Partners V-A Limited Partnership, as collateral agent for itself and each of the other Partnerships, in all of the Borrower's right, title and interest in its membership interests in Residential, its wholly-owned subsidiary, together with (i) all payment and distributions owing or payable to the Borrower on account of its interest as a member of Residential, (ii) all of Borrower's rights and interests under the operating agreement of Residential including all voting and management rights,
(iii) all other rights, interests, property or claims of Residential to which Borrower may be entitled as a member of Residential, and (iv) any and all proceeds and products of the foregoing. No fees were paid to Equis, the General Partners, or any other affiliated entities for negotiating or effecting the purchase of the properties or the Loan.

Since the Loan was funded, the economic outlook for the properties has deteriorated and, as a result, the Borrower's management was unable to secure low-cost sources of development capital, including, but not limited to, joint venture or equity partners. Five of the development properties have been sold. In their 10-Q Reports for the quarterly period ended September 30, 2001 filed with the SEC, the Operating Partnerships reported a write-down of the Loan and interest receivable in the aggregate of $7,993,603 as of June 30, 2001. Consequently, as of June 30, 2001, the Loan is carried on the books of the Operating Partnerships at an aggregate of $29.2 million. The write-down was precipitated principally by a slowing U.S. economy and its effects on the real estate development industry.

Pursuant to the Settlement, Equis and the General Partners have agreed to purchase shall purchase the Echelon Notes not later than the last day of the first fiscal quarter after the Effective Date(the "Note Payment Date") for a price equal to their aggregate outstanding $32 million principal amount plus an annualized return of 7.5% simple interest (calculated on the basis of the $32 million original aggregate principal amount of the Echelon Notes less any payments during the term of such notes) from the origination date of March 8, 2000 until the date on which the Echelon Notes are purchased (the "Echelon Note Purchase Price").

The Defendants have agreed to cause Residential not to make any distributions in respect of its common equity interests while any outstanding principal and accrued interest of the Echelon Notes is payable to the Operating Partnerships or the Liquidating Trust, as the case may be. For the purpose of calculating the Echelon Note Purchase Price, any payments made in respect to the Echelon Notes prior to the purchase of the notes by Equis and the General Partners shall be applied as a reduction in principal amount pro rata of the Echelon Notes and the 7.5% rate of return will cease to accrue on such payments after their receipt. The Echelon Note Purchase Price will be (a) not less than the fair value of the properties based upon an appraisal conducted prior to the Note Payment Date by an independent, nationally recognized, accredited appraiser, and
(b) more than $32 million plus interest calculated at a 7.5% annual rate of return on the outstanding principal amount during the term of the Echelon Notes. Upon receipt of the Echelon Note Purchase Price, the Operating Partnerships will assign and deliver their respective Echelon Notes to Equis and the General Partners along with a full release of the Payor's obligations to the Operating Partnerships under the Echelon Notes.

In the event the Echelon Note Purchase Price has not been paid for the Echelon Notes by Equis and the General Partners by the Maturity Date of September 8, 2002, the Operating Partnerships shall forebear from foreclosing on the Echelon Notes, until the earlier of the purchase of the Echelon Notes by Equis and the General Partners on the Note Payment Date or the rejection, termination or cancellation of the Revised Stipulation.

     7.     ADDITIONAL  SECURITY  FOR  PAYMENT  OF  ECHELON  NOTES.
            ------------------------------------------------------
(A)     ESTABLISHMENT  OF  MINIMUM  OF $8 MILLION CASH ACCOUNT AS COLLATERAL FOR
        ------------------------------------------------------------------------
THE  ECHELON  NOTE  PURCHASE  PRICE.
  ---------------------------------

     In order to assure timely payment of the Echelon Note Purchase Price on or before the Note Payment Date, (i) the Defendants, prior to the date that the Class Notice is mailed to the Class, will deposit an aggregate amount of $8 million in a cash collateral account with an independent, nationally-recognized financial institution as Account Agent (who may also serve as the Liquidating Trustee of the Liquidating Trust); and (ii) Equis, upon receipt from the General Partners of cash distributions from the Operating Partnerships, shall promptly deposit 50% of such distributions in the cash collateral account with the Account Agent. (In accordance with the governing provisions of the respective
Limited Partnership Agreements, the General Partners generally receive 5% of distributions, except in the case of AIRFUND II where the General Partner receives 1% of distributions, which are then dividended to Equis. The aggregate distributions to the General Partners from the liquidation of the Operating
Partnerships  are  expected  to  exceed  $3  million.)

(B)     EQUIS  AND GENERAL PARTNERS' OBLIGATIONS TO MAINTAIN $12 MILLION MINIMUM
        ------------------------------------------------------------------------
NET  WORTH.
----------

     Equis  has  agreed  to  maintain  a  net worth of not less than $12 million
(exclusive of the $8 million cash deposited by the Defendants in the cash collateral account pursuant to subparagraph (7)(a) above) from the date of mailing of the Class Notice (the "Notice Date") until the Note Payment Date as evidenced by the delivery to Lead Plaintiffs' Counsel of a certificate of the chief financial officer of Equis dated as of the close of the last fiscal quarter prior to the date of said Class Notice. From the Notice Date until the Note Payment Date, Equis shall not make any distributions or pay any dividends, in cash or in kind, to its partners (other than an aggregate not to exceed
$59,000  per  month  to  officers  in  lieu  of  salaries).

If, at the close of business on the Note Payment Date, Equis and the General Partners have not purchased the Echelon Notes and the total payments on the Echelon Notes from Equis, the General Partners and Echelon Residential Holdings LLC combined with the funds deposited in the cash collateral account to that date are less than the then outstanding aggregate principal amount and interest accrued at 7.5%, due on the Echelon Notes, the Liquidating Trustee shall take such action as it in its discretion deems appropriate to protect the interests of the beneficiaries of the Liquidating Trust, including, but not limited to, foreclosing on the Echelon Notes and bringing suit against Echelon Residential Holdings LLC to recover all unpaid and overdue principal and accrued interest on the Echelon Notes. In the event that the Liquidating Trustee's foreclosure and suit against Echelon Residential Holdings LLC yields a recovery of less than the Echelon Note Purchase Price, Equis and the General Partners shall be liable to the Liquidating Trustee only for the difference between (a) the actual damages recovered by the Liquidating Trustee from Echelon Residential Holdings LLC in its foreclosure and suit on the Echelon Notes, and (b) the Echelon Note Purchase Price. All reasonable expenses and fees incurred by the Operating Partnerships, the Liquidating Trust and its Liquidating Trustee, or their successors or assigns, incurred in taking such actions, including reasonable counsel fees and expenses, shall be borne by Echelon Residential Holdings LLC, Equis and the General Partners.

B.     OTHER  SETTLEMENT  TERMS  AND  CONDITIONS.
       ------------------------------------------
1.     RELIANCE  ON  SECTION  47(B)(1)  OF  THE  1940 ACT.  In entering into the
       --------------------------------------------------
Revised Stipulation, the Defendants have relied on Section 47(b)(1) of the 1940 Act, and in seeking the Court's approval of the Settlement, the Defendants request that it find under the circumstances that enforcement of any contract that may have been made in, or whose performance may involve a, violation of the 1940 Act, would produce a more equitable result than the non-enforcement and would not be inconsistent with the purposes of the 1940 Act.
2.     NON  "OPT-OUT"  CLASS.
       ---------------------

The parties will request that the Court certify the Operating Partnership Sub-Class under Rule 23(b)(1) and (2) so that Operating Partnership Sub-Class Members may object to the fairness of the proposed Settlement, but may not opt-out of, or exclude themselves from, the Operating Partnership Sub-Class.

                                  IV.  ARGUMENT
                                      ---------
     A.     LEGAL  STANDARD  FOR  PRELIMINARY  APPROVAL
     The approval of a proposed settlement of a class action lawsuit is a matter within the broad discretion of the trial court. Class Plaintiffs v. City of
                                                     ---------------------------
Seattle,  955  F.2d  1268,  1276 (9th Cir. 1992).  Preliminary approval does not
   ----                                                                      ---
require the court to answer the ultimate question of whether a proposed settlement is fair, reasonable and adequate and in the best interests of the Class. Rather, the determination is made only after notice of the proposed
                                                    -----
settlement has been given and class members have an opportunity to express their views of the settlement. See 3B J. Moore, Moore's Federal Practice, 23.80
                             ---               ------------------------
[2.-1],  at  23-479  (2d  ed.  1993).

     The question of whether a proposed settlement is fair, reasonable and adequate necessarily requires the Court to weigh the "likelihood of success on the merits against the amount and form of the relief offered in the settlement." Carson v. American Brands, Inc., 450 U.S. 79, 88 n.14 (1981) (citing Protective
--------------------------------                                      ----------
Comm.  for  Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S.
----------------------------------------------------------------------
414, 424-25 (1968)). In considering the preliminary approval of a proposed settlement, courts do not attempt to decide the merits of the case or resolve unsettled legal questions. Id.; South Carolina National Bank v. Stone, 749
-                             ---   ---------------------------------------
F.Supp. 1419, 1424 (D.S.C. 1990). The question of fairness at this stage of the proceedings turns on whether the proposed settlement was achieved through "arm's length negotiations" by counsel who have "the experience and ability necessary to effect the representation of the class' interest." South Carolina National
                                                         -----------------------
Bank,  749  F.Supp. at 1424 (quoting Weinberger v. Kendrick, 698 F.2d 61, 74 (2d
 ---                                 ----------------------
Cir. 1982), cert. denied, 464 U.S. 88 (1983)).  Therefore, many courts recognize
            ----- ------
that the opinion of experienced counsel is entitled to considerable weight. Id.;
                                                                            ---
Behrens  v. Wometco Enterprises, 118 F.R.D. 534, 539 (S.D. Fla. 1983) (deference
-------------------------------
afforded  to  opinions  of  class  counsel  in  class  actions).

     A number of factors are to be considered in evaluating a settlement for purposes of preliminary approval. No single factor is determinative, but rather all factors should be considered. These criteria have been summarized as follows:

If the preliminary evaluation of the proposed settlement does not disclose grounds to doubt its fairness or other obvious deficiencies, such as unduly preferential treatment of class representatives or of segments of the class, or excessive compensations for attorneys, and appears to fall within the range of possible approval, the court should direct that notice under Rule 23(e) be given to the class members of a formal fairness hearing, at which arguments and evidence may be presented in support of and in opposition to the settlement.

Manual  for  Complex  Litigation,  Third,   30.41,  at  237.
----------------------------------------

     Here, Plaintiffs' Class Counsel have extensive experience in class action litigation, and believe this Settlement is fair, reasonable and adequate in light of the circumstances of this case and that Notice should thus be provided to the Class. This conclusion should be afforded considerable weight by this Court, particularly since the Settlement is the result of months of extensive and informed arm's length negotiations.

B. THIS COURT SHOULD PRELIMINARILY APPROVE THE PROPOSED SETTLEMENT AS "WITHIN THE RANGE OF POSSIBLE APPROVAL" AND DIRECT THAT NOTICE BE GIVEN TO ALL MEMBERS OF THE OPERATING PARTNERSHIP SUB-CLASS.

     The proposed Settlement meets all the criteria for preliminary approval and is clearly "within the range of possible approval." Manual for Complex
                                                            --------------------
Litigation,  Third,   30.41,  at  237.  As set forth in the Revised Stipulation,
        ----------
the proposed Settlement provides a number of monetary and therapeutic benefits to the Operating Partnership Sub-Class Members, including:
- As requested in the Complaint, the Defendants have agreed to the orderly liquidation of the remaining assets and dissolution of the Operating Partnerships;

- the Defendants have agreed to collectively pay a minimum aggregate amount of $15 million;

- the Defendants have agreed to sell the Semele Notes and have guaranteed payment of 30% of the Notes' aggregate principal plus accrued interest; and

- the Defendants have agreed to sell the Semele Group, Inc. stock and have guaranteed payment of at least $5.00 per share.


     In addition, the Defendants have agreed to purchase the Echelon Notes for a price equal to their aggregate outstanding $32 million principal amount plus an annualized return of 7.5% simple interest. The Court's March 22, 1999 Order provides that in the event that an Operating Partnership has acquired New Investments and the exchange is not consummated, the General Partners shall (i) use their best efforts to divest all such New Investments in an orderly and timely fashion, and (ii) cancel or return to each Partnership any accumulated or deferred fees on New Investments. The Order further provides that in the event that an Operating Partnership has acquired New Investments and is not a party to the exchange, Newco shall acquire all such New Investments from such Non-Participating Partnership for an amount equal to the Non-Participating Partnership's net equity investment in such New Investments plus an annualized return thereon of 7.5%.

     The Echelon Notes in the amount of $32 million would ordinarily mature on September 8, 2002. As part of the consideration of the proposed Settlement, and in exchange for the Operating Partnerships' forbearance, the Defendants have agreed to purchase the Echelon Notes for a price equal to their aggregate outstanding $32 million principal amount plus an annualized return of 7.5% simple interest. In the event the exchange were not consummated, the General Partners were required only to use their "best efforts to divest all such New Investments in an orderly and timely fashion." Here, under the terms of the proposed Settlement, the Defendants are doing better than their "best efforts." Even though the Defendants were not required to do so, they are providing a 7.5% annualized return on New Investments. Using a 7.5% annualized return as a benchmark is consistent the investment return the parties had previously agreed upon, and this Court had ordered, in the event a Partnership elected not to participate in the exchange. In addition, the Defendants are providing security for payment of the Echelon Notes in the form of a cash collateral account holding a minimum of $8 million in cash and Equis' agreement to maintain a minimum $12 million net worth.

If the Operating Partnerships chose instead to hold the Echelon Notes and foreclose on the properties at the September 8, 2002 maturity date, they (and therefore the Operating Partnership Sub-Class members) would undoubtedly suffer a substantial loss. As mentioned above, a recent appraisal of the remaining properties demonstrated an impairment of the Echelon Notes. As a result, the Operating Partnerships have already reported a write-down of the Loan and interest receivable in the aggregate of $7,993,603 as of June 30, 2001, and the Loan is carried on the books of the Operating Partnerships as of June 30, 2001 at an aggregate of $29.2 million. Five of the development properties have already been sold. Thus, if the Notes were sold in the open market, they would have to be severely discounted.

The proposed Settlement further protects the Limited Partners because it requires that the Echelon Notes Purchase Price will not be less than an appraisal to be performed on the properties. Finally, as set forth in the table below, the 7.5 % annualized return is superior to the rates of return for the 1-year U.S. Treasury Bill rate, the Prime Commercial Loan rate and the LIBOR rate:


1-YEAR U.S. T-BILL     PRIME RATE   LIBOR RATE
  (AS OF 9/25/01)      (CURRENT)    (AS OF 1/24/02)

      2.360%            4.75%        2.380%
      ------            -----        -----



C. THIS COURT SHOULD PRELIMINARILY CERTIFY THE OPERATING PARTNERSHIP SUB-CLASS UNDER RULE 23(B)(1) AND (2).

     As was done previously in the Court's August 20, 1998 Preliminary Approval Order, the Court should enter a preliminary approval order certifying the Operating Partnership Sub-Class under Federal Rules of Civil Procedure 23(b)(1) and (2).

     The need for mandatory - as opposed to "opt out" - certification arises from the nature of the derivative and equitable relief sought by Plaintiffs with respect to the Operating Partnership Sub-Class and the terms of the resulting Settlement. Plaintiffs challenged the Defendants' various means utilized in their overall scheme to maximize their own fees at the expense of the Operating Partnerships and Operating Partnership Sub-Class. In settlement of those claims, the parties have agreed to the orderly liquidation of the remaining assets and dissolution of the Operating Partnerships.

     Review of the context of Rule 23 reveals that the Rule 23(b)(3) "opt-out" class is in fact an exception to the general rule that rulings and judgments affecting a certified class binds all class members. The opt-out provision is a recognition of the concept of individualized litigation and the right of each individual to choose his or her forum for, and his or her representation in, litigation that primarily seeks monetary damages to compensate the class. See 3
                                                                           ---
Newberg,  supra,  16.15.
          -----
     Where many potential claimants have been similarly damaged or injured, however, this individual choice may cause harm and unfairness to others in the affected group. Mandatory, or non-opt-out, certification reflects a conscious and principled balancing of the procedural rights of the individual litigant against the rights and interests of the group of similarly situated litigants at large. See, e.g., Hernandez v. Motor Vessel Skyward, 61 F.R.D. 558 (S.D. Fla.
        ---   ----   ---------------------------------
1979),  aff'd  mem.,  507  F.2d  1278  (5th  Cir.  1975).
        -----  ----
     Here, the prosecution in separate actions by individual Operating Partnership Sub-Class members would create a risk of inconsistent or varying adjudications with respect to individual class members, which would establish incompatible standards of conduct for the Defendants, and adjudications with respect to individual Sub-Class members, which would as a practical matter be dispositive of the rights of other members of the Sub-Class. See Fed. R. Civ.
                                                                ---
P. 23(b)(1). Further, the Defendants allegedly have acted or refused to act on grounds generally applicable to the Sub-Class, making appropriate final injunctive relief or corresponding declaratory relief with respect to the Sub-Class as a whole. See Fed. R. Civ. P. 23(b)(2).
                          ---
     If individual Operating Partnership Sub-Class members were permitted to opt out and then pursue separate actions, the Defendants may find themselves obligated, on the one hand, to carry out the liquidation and dissolution of the partnerships, and provide all of the additional benefits on the terms provided for by the Settlement, while on the other, individual Operating Partnership Sub-Class members might seek to obtain relief which would preclude the Defendants from taking the very actions which the Settlement contemplates.
Defendants would not agree to implement the terms of the Settlement if individual Operating Partnership Sub-Class members were permitted to retain all of the benefits of the Settlement and still be allowed to pursue individual actions that include claims that Defendants' actions in pursuing the Settlement were not authorized and/or proper. Moreover, the relief provided by the proposed Settlement - the liquidation of the remaining assets and dissolution of the Operating Partnerships and the reformation of the Echelon Notes - is in the nature of a derivative remedy providing equitable or injunctive relief. Accordingly, certification of the Operating Partnership Sub-Class under Rules 23(b)(1) and (2) is proper here.

                                   CONCLUSION
                                   ----------
     For the foregoing reasons, Plaintiffs and Defendants request that this Court grant the Joint Motion for an Order Preliminarily Approving the Revised Settlement of Settlement, Conditionally Certifying Settlement Class and
Providing For Notice of, And Hearing On, The Proposed Settlement. Respectfully submitted, this __ day of February 2002,

ATTORNEYS  FOR  DEFENDANTS:


RICHMAN  GREER  WEIL  BRUMBAUGH
MIRABITO  &  CHRISTENSEN,  P.A.
Gerald  F.  Richman,  Esq.
250  Australian  Ave.  South  -  Suite  1504
West  Palm  Beach,  Florida   33401
Tel.  (561)  803-3500

and

NIXON  PEABODY  LLP
Deborah  L.  Thaxter,  P.C.
Gregory  P.  Deschenes
101  Federal  Street
Boston,  MA  02110-1832
Tel.  (617)  345-1000

ATTORNEYS  FOR  PLAINTIFFS:


LERNER  &  PEARCE,  P.A.
Allan  M.  Lerner
2888  East  Oakland  Park  Boulevard
Ft.  Lauderdale,  FL  33306
(954)  563-8111

_________________________________
WECHSLER  HARWOOD  HALEBIAN  &  FEFFER  LLP
Andrew  D.  Friedman
488  Madison  Avenue,  8th  Floor
New  York,  NY  10022
(212)  935-7400

LAW  OFFICES  OF  VINCENT  T.  GRESHAM
Vincent  T.  Gresham
6065  Roswell  Road,  Ste.  1445
Atlanta,  GA  30328
(770)  552-5270

GILMAN  AND  PASTOR
Peter  A.  Lagorio
One  Boston  Place
Boston,  MA  02108-4400
(617)  589-3750

BENJAMIN  S.  SCHWARTZ,  CHARTERED
Benjamin  S.  Schwartz
4600  Olympic  Way
Evergreen,  CO   80439
(303)  670-5941

LAW  OFFICES  OF  LIONEL  Z.  GLANCY
Lionel  Z.  Glancy
1801  Avenue  of  the  Stars,  Suite  306
Los  Angeles,  CA   90067
(310)  201-9150

LAW  OFFICES  OF  JAMES  V.  BASHIAN
500  Fifth  Avenue,  Ste.  2700
New  York,  NY  10110
(212)  921-4100

THOMAS  A.  HOADLEY,  PA
310  Australian  Avenue
Palm  Beach,  FL  33480
(561)  792-9006

GOODKIND,  LABATAN,  RUDOFF  &  SUCHAROW,  LLP
Lynda  J.  Grant
Robert  N.  Cappucci
100  Park  Avenue
New  York,  NY  10017
(212)  907-0700




LASKY  &  RIFKIND,  LTD.
Leigh  Lasky
30  North  LaSalle  Street,  Ste.  2140
Chicago,  IL  60602
(312)  759-7670

HAROLD  B.  OBSTFELD,  P.C.
Harold  B.  Obstfeld
260  Madison  Avenue
New  York,  NY  10116
(212)  696-1212

     Dated:  February  __,  2002



 THE PARTNERSHIP AGREEMENTS PROHIBITED THE REINVESTMENT OF CASH EXCEPT IN LIMITED CIRCUMSTANCES.

 IN A LETTER DATED MAY 10, 2001 SENT TO THIS COURT, THE SEC STAFF ASSERTED THAT CERTAIN OF THE OPERATING PARTNERSHIPS WERE "INVESTMENT COMPANIES," AS DEFINED IN
SECTION 3(A)(1)(C) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "1940 ACT"). DEFENDANTS AND CLASS COUNSEL BELIEVE THAT THE PROPOSED LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIPS WILL SATISFACTORILY RESOLVE THE ISSUES THE SEC RAISED CONCERNING THE POSSIBLE VIOLATION OF THE 1940 ACT.



 THE REASON FOR THE DELAY IN THE LIQUIDATION OF THE SEMELE STOCK IS THAT THE STOCK MUST BE HELD UNTIL JUNE 30, 2003, TO PRESERVE THE TAX BENEFIT OF THE NET OPERATING LOSS ("NOL").